Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 30, 2004, except as to Note 13, as to which the date is February 27, 2004, included in the Registration Statement (Form S-1 No. 33-00000) and related Prospectus of Molina Healthcare, Inc. for the registration of 4,600,000 shares of its common stock.

/s/    Ernst & Young LLP

Los Angeles, California

February 27, 2004